Exhibit 10.26

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) by and between Global Cash Access, Inc., a Delaware corporation (the “Company”), and Kirk E. Sanford (“Executive”), is entered into on March 22, 2005, to be effective upon the consummation of the initial public offering of equity securities of Global Cash Access Holdings, Inc., a Delaware corporation and the sole stockholder of the Company, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”).

R E C I T A L S

     A. Executive has been employed by the Company pursuant to an oral arrangement and has been appointed President and Chief Executive Officer by the Board of Directors of the Company on June 7, 2004.

     B. The Company desires assurance of the continued association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and desires to memorialize the terms and conditions of Executive’s services as set forth in this Agreement.

     C. Executive desires to continue in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

     D. The Company and Executive wish to enter into an employment relationship pursuant to a written employment agreement intended to supersede all other written and oral representations regarding Executive’s employment with Company.

A G R E E M E N T

     NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:

     1. Position, Duties, Responsibilities

          1.1. Position. The Company hereby employs Executive to render services to the Company in the position of President and Chief Executive Officer, reporting directly to the Board of Directors of the Company, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”). The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Board of Directors, including but not limited to those customarily performed by chief executive officers of similarly situated corporations. Additionally, Executive shall serve in such other capacity or capacities as the Board of Directors may from time to time prescribe. During his employment by the Company, Executive shall, subject to Section 1.2, devote his full energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

          1.2. Other Activities. Except upon the prior written consent of the Board of Directors of the Company, Executive will not (i) accept any other employment, (ii) receive any compensation or other remuneration from USA Payments, USA Payment Systems, Infonox on the Web or from Robert Cucinotta or Karim Maskatiya or any entity controlled by either one or both of them other than amounts to be paid to Executive on the Effective Date pursuant to that certain Promissory Note, dated March 22, 2005, issued by M&C International to Executive, (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Notwithstanding the foregoing, Executive shall be permitted to engage in occasional professional or charitable activities outside the scope of his employment with the Company so long as such activities (A) do not conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, and (B) do not affect the performance of his duties hereunder. In addition, subject to the prior written consent of the Board of Directors of the Company and subject to Executive’s fiduciary duties to the Company, Executive shall be permitted to serve as a director of other corporations provided that their businesses are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that Executive’s service as a director of such other corporations does not interfere with his performance of his duties hereunder. Any such prior written consent may be subsequently revoked in the event that the Board of Directors determines, in good faith, that Executive’s position as a director of any such other corporation has developed into a conflict of interest.

          1.3. Proprietary Information. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use such information. As a condition precedent to Executive’s employment by the Company, Executive agrees to execute and deliver to the Company, concurrent with his execution and delivery of this Agreement, a copy of the “Employee Proprietary Information and Inventions Agreement” attached hereto as Exhibit A.

     2. Compensation of Executive

          2.1. Base Salary. In consideration of the services to be rendered under this Agreement, while employed by the Company, the Company shall pay Executive an initial base annual salary of two hundred ninety-seven thousand five hundred dollars ($297,500), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company payroll policy. Such salary shall be prorated for any partial month of employment on the basis of a thirty (30) day fiscal month. Such base salary shall be subject to annual review by the Board of Directors.

          2.2. Bonus. Executive also shall be eligible for such bonuses as may be awarded by the Board of Directors in its sole discretion from time to time.

          2.3. Stock Option. On January 8, 2005 pursuant to Global Cash Access Holdings, Inc.’s 2005 Stock Incentive Plan (the “Stock Option Plan”), the Board of Directors of Global Cash Access Holdings, Inc. approved the grant to Executive of an option to purchase one million four hundred forty-four thousand four hundred thirty (1,444,430) shares of Global Cash Access Holdings, Inc.’s Class A Common Stock pursuant to a Stock Option Agreement entered into as of January 8, 2005 by and between Executive and Global Cash Access Holdings, Inc. (the “Stock Option Agreement”).

          2.4. Benefits. Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k), deferred compensation or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management. Executive shall be provided such perquisites of employment, including four (4) weeks of paid vacation per year, and all paid holidays and sick leave as are provided to all other members of the Company’s senior executive management. Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of his duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time.

     3. Employment At Will

     Company or Executive may terminate Executive’s employment with Company at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company other than Executive. This Section 3 shall survive any termination or expiration of this Agreement.

     4. Termination of Employment

          4.1. Termination by Executive. Executive may terminate his employment upon notice to the Company. In the event that Executive elects to terminate his employment other than for Good Reason (as defined below), the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate.

          4.2. Termination by the Company for Cause. In the event that the Company terminates Executive’s employment for Cause, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Board of Directors, and such refusal or failure to act has not been cured within thirty (30) days of notice of such disobedience, (ii) Executive fails to devote reasonable attention and time during normal business hours to the business affairs of the Company or Executive is reasonably determined by the Board of Directors to have been unfit (e.g., denied any license, permit or qualification required by any gaming regulator or found unsuitable by any gaming regulator) (other than as a result of an Incapacity), unavailable for service (other than as a result of an Incapacity) or grossly negligent in connection with the performance of his duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within thirty

(30) days of notice of the same; (iii) Executive is reasonably determined by the Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of his duties on behalf of the Company; (iv) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (v) Executive materially breaches any agreement with the Company which breach has not been cured within thirty (30) days notice of the same. For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment for reasons other than for “Cause.”

          4.3. Termination by the Company without Cause or Termination by Executive for Good Reason. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason other than within twelve (12) months following a Change of Control (as defined in Section 4.6), the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and Executive shall be entitled to receive the severance payments and benefits set forth below in this Section 4.3; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit B, and thereafter the Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s responsibilities with the Company, or a material change in the Executive’s reporting responsibilities or title, in each case without Executive’s consent; (ii) there is a reduction by the Company in the Executive’s annual base salary then in effect without Executive’s consent; or (iii) Executive’s principal work location is relocated outside of the Las Vegas, Nevada metropolitan area without Executive’s consent. Executive agrees that he may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate his employment for Good Reason.

               4.3.1. Pro Rata Target Bonus for Current Year. Within ten (10) days of the termination of Executive’s employment, the Company shall pay to Executive, in a single lump-sum payment, subject to standard deductions and withholdings, a bonus in the amount of two-thirds (2/3) of his then-current base salary, pro rated based on the number of days actually elapsed through the date of termination in the year in which such termination occurs (the “Target Bonus”).

               4.3.2. Base Salary Continuation. The Company shall continue to pay to Executive his then-current base annual salary for a period of twelve (12) months following his termination. Such salary continuation shall be subject to standard deductions and withholdings and shall be payable in regular periodic payments in accordance with Company payroll policy.

               4.3.3. Target Bonus on Base Salary Continuation. The Company shall pay to Executive, subject to standard deductions and withholdings, a bonus in the amount of two-thirds (2/3) of his then-current base salary, payable in equal installments concurrent with the salary continuation payments pursuant to Section 4.3.2.

               4.3.4. Vesting of Stock Option. Shares subject to the stock option described in Section 2.3 shall vest in accordance with and subject to the terms of the Stock Option Agreement.

               4.3.5. Group Medical Coverage. The Company shall provide the Executive with continued coverage for the remainder of the Term under the Company’s group health insurance plans in effect upon termination of Executive’s employment without Cause or for Good Reason to the extent permitted under the terms of such plans then in effect, at no cost to Executive. If such continued coverage is not permitted under the terms of such plans, then the Company shall, subject to Executive making an election under the Federal COBRA law within the time prescribed by law, reimburse Executive for his payment of premiums for such benefits for the remainder of the Term. If COBRA or similar benefits are not available by law during any portion of the remainder of the Term, then the Company shall pay Executive each month during which COBRA or similar benefits are not available by law an amount equal to the premium paid by Executive for the last month during which such COBRA or similar benefits were available.

          4.4. Termination for Incapacity. In the event that Executive suffers an Incapacity during the Term, the Company may elect to terminate Executive’s employment pursuant to this Section 4.4. In such event, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date on which an Incapacity is determined to exist (the “Determination Date”). In addition, within ten (10) days of such termination of Executive’s employment, the Company shall pay to Executive, in a single lump-sum payment, subject to standard deductions and withholdings, a bonus in the amount of two-thirds (2/3) of his then-current base salary, pro rated based on the number of days through the Determination Date in the year in which such termination occurs. Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s rights to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any. For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive shall, due to illness or mental or physical incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of the Company for a period of at least one hundred eighty (180) days.

          4.5. Termination upon Death. In the event that Executive dies during the Term, Executive’s employment shall be deemed to have terminated upon the date of death. In such event, the Company shall pay Executive’s estate all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date of death. In addition, within ten (10) days of such termination of Executive’s employment, the Company shall pay to Executive’s estate, in a single lump-sum payment, subject to standard deductions and withholdings, a bonus in the amount of two-thirds (2/3) of his then-current base salary, pro rated based on the number of days actually elapsed during the year in which such termination occurs. Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participates or with respect to which Executive has designated a beneficiary, if any.

          4.6. Termination following Change of Control. In the event that (i) the Company or the resulting or surviving entity in a Change in Control (as defined in the Stock Option Plan) or Corporate Transaction (as defined in the Stock Option Plan) (Change in Control and Corporate Transaction collectively referred to herein as “Change of Control”) terminates Executive’s employment without Cause within twelve (12) months following the occurrence of such Change of Control, or (ii) there is a material diminution of Executive’s responsibilities with the Company or the resulting or surviving entity in a Change of Control, or a material change in the Executive’s reporting responsibilities or title, in each case without Executive’s consent and within twelve (12) months following the occurrence of such Change of Control (which diminution or change the parties hereby agree shall constitute a constructive termination of Executive’s employment without Cause), then (A) the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and (B) within ten (10) days of the termination of Executive’s employment, the Company shall pay to Executive, in a single lump-sum payment, subject to standard deductions and withholdings, an amount equal to two and ninety-nine one hundredths (2.99) times the sum of his then-current base salary and the Target Bonus as severance; provided, however, that such payments and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit B, and thereafter the Company’s or the resulting or surviving entity’s obligations under this Agreement shall terminate. The parties’ obligations under this Section 4.6 shall survive the expiration of this Agreement for a period of twelve (12) months and ten (10) days following the occurrence of a Change of Control.

          4.7. Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) on the date on which the Executive’s employment terminates, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

               4.7.1. All determinations to be made under this Section 4.7 shall be made by a nationally-recognized independent public accountant (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within thirty (30) days of each of a Change of Control and the termination of Executive’s employment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five (5) days after the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive pursuant to this Section 4.7.

               4.7.2. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment (taking into account any amounts theretofore already paid by the Company). Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                    (a) give the Company any information reasonably request by the Company relating to such claim;

                    (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                    (c) cooperate with the Company in good faith in order to effectively contest such claim; and

                    (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4.7.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claim to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               4.7.3. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4.7, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4.7, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               4.7.4. All of the fees and expenses of the Accounting Firm in performing determinations referred to in subsections 4.7.1 and 4.7.2 above shall be borne solely by the Company.

          4.8. No Other Compensation or Benefits. Executive acknowledges that except as expressly provided in this Agreement, he will not be entitled to any additional compensation, severance payments or benefits after the termination of his employment.

     5. Termination Obligations

          5.1. Return of Company’s Property. Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.3, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.

          5.2. Cooperation in Pending Work. Following any termination of Executive’s employment, Executive shall, at the Company’s request, reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Executive shall also cooperate, at the Company’s request, in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company. In consideration of Executive’s cooperation under this Section 5.2, the Company shall reimburse Executive for his reasonable out-of-pocket costs incurred to cooperate and the Company shall pay Executive an hourly consulting fee equal to the hourly rate that results from dividing his then-current base annual salary by two thousand eighty (2,080).

          5.3. Resignation. Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company, GCA Holdings or any of their respective subsidiaries or affiliates. Executive agrees to execute and delivery such documents or instruments as are reasonably requested by the Company, GCA Holdings or any such subsidiary or affiliate to evidence such resignations.

          5.4. Survival. The representations and warranties contained herein and Executive’s obligations under Sections 5, and 8 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment and the expiration of this Agreement.

     6. Intentionally Omitted

     7. Intentionally Omitted

     8. Arbitration

          8.1. Agreement to Arbitrate Claims. The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the

Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). Claims subject to arbitration shall include contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

          8.2. Arbitrator. A neutral and impartial arbitrator shall be chosen by mutual agreement of Executive and the Company; however, if Executive and the Company are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

          8.3. Enforcement Actions. Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.

          8.4. Exceptions. Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party. By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

          8.5. Governing Law. The agreement to arbitrate under this Section 8 shall be governed by the Uniform Arbitration Act of 2000 (Nevada Revised Statutes 38.206 et seq). In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of the State of Nevada.

          8.6. Attorneys’ Fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be borne equally by Executive and the Company.

          8.7. Survival. The parties’ obligations under this Section 8 shall survive the termination of Executive’s employment with the Company and the expiration of this Agreement.

          8.8. Acknowledgements. THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 8 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 8. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 8 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

     9. Expiration of Term

     The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during the Term. Upon the expiration of the Term, this Agreement shall terminate and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.

     10. Entire Agreement

     The terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Nothing herein is intended to modify or supersede Executive’s obligations under that certain Noncompete Agreement between Executive and the parent corporation of the Company made as of May 14, 2004. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent any provisions in this Agreement are inconsistent with any provisions of the Exhibits, the provisions of the Exhibits shall supersede and be controlling.

     11. Amendments, Waivers

     This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     12. Assignment; Successors and Assigns

     Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.

     13. Entire Agreement; Severability; Enforcement

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof; provided, however, that to the extent of any conflict between the provisions of this Agreement, on the one hand, and either the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A or the Stock Option Agreement attached hereto as Exhibit B, on the other hand, the provisions of such Employee Proprietary Information and Inventions Agreement or Stock Option Agreement shall govern. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

     14. Governing Law

     The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

     15. Acknowledgment

     The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

     16. Notices

     All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Global Cash Access, Inc.
Attn: Corporate Secretary
3525 East Post Road, Suite 120
Las Vegas, NV 89120

If to Executive:	Kirk E. Sanford

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the name specified in this section.

     17. Representations and Warranties.

     Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

     18. Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned has executed this Employment Agreement as of the date first set forth above, to be effective upon the Effective Date.

GLOBAL CASH ACCESS, INC.		KIRK E. SANFORD

By:	/s/ Karim Maskatiya	/s/ Kirk E. Sanford

	Karim Maskatiya	Kirk E. Sanford
	Co-Chairman of the Board of Directors	President and Chief Executive Officer

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

     In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Global Cash Access, Inc., its parent corporation, Global Cash Access Holdings, Inc. and each of their respective subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.

     I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kid and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action for defamation, libel, or invasion of privacy.

     In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:

Kirk E. Sanford

1